Exhibit 10.1

EMPLOYMENT AGREEMENT

(Executive Form – Denny W. Nestripke)

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 1st day of April, 2008 (the “Effective Date”), by and between Millstream Ventures, Inc., a Nevada corporation (the “Company”) and Denny W. Nestripke, an individual (“Executive”).

In consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive mutually agree as follows:

1.

Employment.   The Company agrees to employ Executive, and Executive agrees to work for the Company, on the terms and conditions set forth in this Agreement.

2.

Positions and Duties.  Executive will serve as the president, secretary, and treasurer of the Company and in such additional capacities as may be reasonably assigned from time to time by the Board of Directors (the “Board”). In connection with the foregoing positions, Executive will have such duties, responsibilities and authority as may from time to time be assigned to Executive by the Board.

3.

Compensation and Related Matters.

3.1

Compensation.  Executive will be compensated for his services at the rate of Seventy-five Dollars ($75.00) per hour, based on quarterly hour periods, such compensation to be paid at the time that Executive provides an invoice for such services to the Company.

3.2

Reimbursable Expenses.  Executive is entitled to receive prompt reimbursement for all  expenses incurred by Executive in performing services reasonably expected pursuant to the positions and duties held hereunder.

4.

Term.  Unless sooner terminated as permitted in this Agreement, the initial term of this Agreement shall extend to the end of the month following the effective date of a Form 10 filed with the United States Securities and Exchange Commission or June 30, 2008, whichever is sooner.   After the initial term, this Agreement will automatically be extended on a month to month basis until either party   terminates this Agreement upon thirty (30) days written notice to the other party.

5.

Death or Incapacity of Executive..  The parties hereby acknowledge and agree that Executive will execute an Appointment and Resignation in the form attached hereto as Exhibit A that would allow another individual to replace Executive in the event Executive becomes incapacitated and unable to conduct business on behalf of the Company. The Company hereby agrees that such individual  will automatically, in the event of Executive’s death or incapacitation, be authorized to take action and conduct business on behalf of the Company as set forth in Exhibit A and that upon such occurrence, the Company accepts the Executives resignation in all respects as it relates to this Agreement.

6.

 Redemption of Stock.

6.1

Buy-Out Events.  For purposes of this Section 6, the following events shall be considered “Buy-Out Events”: (i) the death of the Executive, (ii) the Executive becomes incapacitated and unable to conduct business on behalf of the Company, or (iii) this Agreement is terminated for any reason other than merger.

6.2

Executive Option.  Upon the occurrence of an Option Buy-Out Event, the Executive may tender all, but not a portion, of the Twenty Million (20,000,000) shares of the Company’s common stock that Executive acquired for Twenty Thousand Dollars ($20,000.00) in February, 2008 (“Buy-Out Shares), to the Company and the Company shall be obligated to make a payment of Twenty Thousand Dollars ($20,000.00) to the Executive, or Executive’s estate, heirs and/or legal guardian(s) at the time of the appointment of the individual set forth in Exhibit A and the surrender of the Buy-Out Shares.

6.3

Company Option. Upon the occurrence of an Optional Buy-Out Event, the Company will have the option to redeem all or a portion of the Buy-Out Shares.  The redemption price for all shares will be Twenty-five Thousand Dollars ($25,000.00), in proportion to the number of shares being redeemed.  Ten (10) days after the occurrence of an Optional Buy-Out Event, written notice from the Company to exercise the option provided for by this paragraph, shall be give to Executive, the Executive’s estate, heirs and/or legal guardian(s). Payment for this Optional Buy-Out Event shall be made Ten (10) days after notice is given as provided in this paragraph and upon the delivery of the Buy-Out Shares to the Company. If the Company does not give notice of its intent to exercise the option provided hereby or make payment in accordance with the terms herein given, then such option shall automatically terminate.

7.

Indemnification.  The Company will indemnify and hold Executive and his heirs and/or legal guardian(s) harmless for and from all expenses, losses, liabilities and damages Executive actually and reasonably incurs in connection with Executive’s defense of any claim, action or proceeding arising out of or relating to this Agreement so long as the Executive did not derive an improper personal benefit.

8.

Successors. This Agreement and all rights of Executive will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.  This Agreement will inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation or other entity to which all or substantially all of the business and assets of the Company are transferred whether by merger, consolidation, transfer or sale.

9.

Enforcement. The provisions of this Agreement will be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

10.

Amendment; Assignment. This Agreement may not be amended or terminated during its term.  Executive may not appoint any other individual to fill the term of his appointment as set forth in this Agreement and shall be sole responsible to fulfill the obligations of the offices he has assumed hereby. Paragraph 5 and the individual set forth in Exhibit A, shall not be deemed to be an assignment of responsibility as set forth in this paragraph.

11.

Survivability. The provisions of Sections 5, 6, 7, 8, 9 and 11 will survive any termination of this Agreement.

12.

Entire Agreement. This Agreement sets forth the entire agreement between Executive and the Company with respect to the subject matter hereof, and supersedes all prior oral or written agreements, negotiations, commitments and understandings with respect thereto.

13.

Governing Law. This Agreement and Executive’s and Company’s respective rights and obligations hereunder will be governed by and construed in accordance with the laws of the State of Utah without giving effect to the provisions, principles, or policies thereof relating to choice or conflicts of laws.

14.

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  A faxed or pdf signature shall be deemed an original for all purposes.

15.

Notices. Notices given pursuant to this Agreement will be in writing and will be deemed given when received, and if mailed, will be mailed by United States registered or certified mail, return receipt requested, to:

Company:

Millstream Ventures, Inc.

PO Box 581072

Salt Lake City, Utah 84158

Executive:

Denny W. Nestripke

PO Box 581072

Salt Lake City, Utah 84158

or to such other address as the Company will have given to Executive or, if to Executive, to such address as Executive will have given to the Company. Unless other documentation is available to verify a different delivery date, a notice sent by postal mail will be deemed received two business days after its mailing date.

IN WITNESS WHEREOF, this Agreement is made effective as of the date and year first above written.

COMPANY:

Millstream Ventures, Inc., a Nevada corporation

/s/ Denny W. Nestripke

Denny W. Nestripke, Director

EMPLOYEE:

/s/ Denny W. Nestripke

Denny W. Nestripke, an individual

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